GROUP INVESTS $2 MILLION IN RESEARCH FRONTIERS

Woodbury, New York - August 28, 2006. A group of accredited investors, led by the principals of a large international real estate group that acquires, develops, and operates hotels, office buildings, warehouses, shopping centers and casinos, have invested $2.0 million in Research Frontiers Incorporated (Nasdaq: REFR), the developer and licensor of SPD-Smart(tm) light-control film technology. The investors received 515,462 shares of Research Frontiers common stock. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC, and the proceeds will be used by Research Frontiers to fund the development of its next-generation
SPD light-control film technology, and for working capital and general corporate purposes.

"This funding will help us continue to enhance the already exceptional performance of SPD technology, and to help our many licensees across the world roll out SPD-Smart film and end-products and continue to increase their production capacity," noted Joseph M. Harary, President of Research Frontiers. "We have known the lead investors in this offering personally for over 20 years, and appreciate their understanding of the near-term and longer-term markets for SPD light-control technology and the work that our licensees are doing."

SPD film has wide applicability in a variety of SPD-Smart products including architectural, automotive, aircraft and marine windows, as well as in instantly adjustable variable tint eyewear such as sunglasses or ski goggles. In a window, sunroof, or other product using VaryFast(tm) SPD-Smart(tm) technology, the user can manually or automatically "tune" the amount of light, glare and heat coming into a home, office, aircraft, train or other vehicle. SPD-Smart windows, which can reduce energy consumption, also block over 99% of harmful ultraviolet (UV) radiation to protect occupants and substantially reduce the fading of carpets, furniture, and artwork. Additional information about SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart(tm) light-control glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically. SPD technology has numerous product applications, including: SPD-Smart(tm) windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and rear-view mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also recognized as one of the top tech technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by approximately 450 patents and patent applications held by RFI worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, film, or end products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties.
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-SmartGlassTM, VaryFastTM, Powered by SPDTM,
The View of the Future - Everywhere You LookTM and Visit SmartGlass.com - to change your view of the world(tm) are trademarks of Research Frontiers Incorporated.

Contact:
Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
516-364-1902
info@SmartGlass.com